AGREEMENT

     THIS AGREEMENT is made this 15th day of May 1999, by and between Trammel Investors LLC ("Trammel") and e-MedSoft.com, a Nevada corporation ("e-Med").

     WHEREAS, Trammel loaned a total of $750,000 to e-Med during March 1999 pursuant to a 60-day promissory note in the amount of $1,000,000 and the parties have agreed that Trammel will extend its promissory note for two years; and

     WHEREAS, Trammel is a shareholder of e-Med and desires to assist e-Med meet its cash flow requirements.

     NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

     THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Trammel agrees to a two-year extension of its $1,000,000 Promissory Note such that the due date is now May 19, 2001. Interest at 12% will continue to be payable monthly and, except as set forth herein, all other terms and conditions of the Promissory Note will remain in effect.

     2. e-Med agrees to make a $300,000 principal payment on the Promissory Note on or before September 30, 1999.

     3.  Trammel agrees to waive all remaining unpaid origination fees.

     4. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this agreement.

     AGREED TO AND ACCEPTED on the 15th day of May 1999.

Trammel Investors LLC               e-MedSoft.com


By:/s/ Emanuel Barling              By:/s/ John F. Andrews
   Emanuel Barling                     John F. Andrews, President